Exhibit 10.22

COAL VALLEY SALES, LLC

111 Freeport Road, Pittsburgh, PA 15215
Phone (412) 784-0750 ~ Fax (412) 784-0841

September __9_, 2014

Scrubgrass Generating Company, L.P. c/o PG&E, National Energy Group

2151 Lisbon Road

Kennerdell, PA 16374

Attn: General Manger

RE:	Waste Disposal Agreement between Scrubgrass Generating Company, L.P. (“Scrubgrass”) and Coal Valley Sales, LLC (“Operator”) dated as of February 12, 2002 (“Agreement”) as Amended.

In accordance with Section 7.1 of the Agreement, Operator hereby requests the consent of Scrubgrass to and it implementation of the following partial assignment of the Handling Fee due and payable to Operator under the Agreement.

Robindale Energy Services, Inc., 224 Grange Hall Road, Armagh, PA 15920 (“Robindale”), is the contract operator on the Renton site.  Beginning July 1, 2014, Robindale will transmit a copy of its invoice for fees charged to Operator for coal waste shipped to Scrubgrass during each semi-monthly period (“Scrubgrass Coal Waste Fee”).

The Scrubgrass Coal Waste Fee shall be deducted from each semi-monthly payment of the Handling Fee due to the Operator and such amount shall be paid directly to Robindale, with any balance payable to Operator.  This arrangement shall continue for a period of 12 months, up to and including the payments due In the month of June, 2015

Thank you for your consideration of this request.

Best Regards

/s/ William Spence

William Spence, President

CC:	Robindale Energy Service, Inc.
224 Grange Hall Road
Armagh, PA 15920
Attn: Jim Panaro

COAL VALLEY SALES, LLC

111 Freeport Road, Pittsburgh, PA 15215
Phone (412) 784-0750 ~ Fax (412) 784-0841

August 5, 2014

Scrubgrass Generating Company, L.P.

2151 Lisbon Road

Kennerdell, PA 16374

Dear Mr. MacGillivray:

Reference is made to that certain Waste Disposal Agreement by and between Scrubgrass Generating Company, L.P. (“Scrubgrass”) and Coal Valley Sales, LLC (f/k/a Coal Valley Sales Corporation) (“Operator”) dated February 12, 2002, which was amended by letter dated February 22, 2010 and which was extended to February 12, 2017 by a facsimile transmission dated June 13, 2011, (all of which are collectively referred to as the “Agreement”).  This letter amendment shall be effective as (ion October 1, 2014 (the “Effective Date”), unless otherwise agreed, Based upon our recent discussions concerning the operation at the Russellton Pile referenced in the February 22, 2010 Amendment (the “Russellton Pile”), the parties desire to further amend the Agreement.  Upon the Effective Date and subject to termination of this letter amendment as provided herein, Scrubgrass and Operator hereby agree as follows:

1.Operator is relieved of its obligations under the Agreement related to mining, processing, loading and otherwise handling waste coal and/or waste coal products (such as fines, shiny or gob) and unloading and properly disposing of ash with respect to the Russellton Pile,

2.Scrubgrass assumes all of Operator’s obligations under the Agreement related to mining, processing, loading and otherwise handling waste coal and/or waste coal products (such as fines, slurry, gob or blends thereof) and unloading and properly disposing of ash with respect to the Russellton Pile.  Without relieving Operator of any of its insurance obligations under the Agreement, Scrubgrass assumes all comprehensive general liability insurance, comprehensive automobile liability insurance and workers’ compensation and employer’s liability insurance obligations under the Agreement with respect to the Russellton Pile.  Scrubgrass also agrees that it will be the designated site operator at the Russellton.  Pile and will be responsible for complying with all state and federal agency requirements and regulations.  For this work, Scrubgrass shall be paid by Operator an all-inclusive fee of $2.00 per net ton of 2,000 pounds of waste coal or waste coal products loaded onto Scrubgrass’s trucks which fee shall be increased by 3.5% on January 1 of every year thereafter.

3.In addition to waste coal and/or waste coal products for its own plant, Scrubgrass agrees to mine, process, load and otherwise handle waste coal and waste coal products (such as fines, slurry, gob or blends thereof) for other customers of Operator from the Russellton Pile, which orders are approximately 20,000 tons per month.  For this work, Scrubgrass shall be paid by Operator an all-inclusive fee of $2.00 per net ton of 2,000 pounds of waste coal or waste coal products loaded onto the trucks of such customers which fee shall be increased by 3.5% on January 1 of every year thereafter.

4.For each ton of waste coal or waste coal products (such as fines, slurry, gob or blends thereof) loaded onto Scrubgrass trucks from the Russellton Pile, Operator shall be paid by Scrubgrass a fee of $7,86 per ton for the balance of 2014, which fee shall be increased by 3.5% on January 1 of every year thereafter; and which fee shall not be reduced by penalties as Scrubgrass will be in control of the operation and quality.

5.Any payment due from Operator to Scrubgrass under this letter amendment may be offset from amounts due from Scrubgrass to Operator under the Agreement or shall be invoiced and paid under the payment provisions in the Agreement with respect to payments due from Scrubgrass to Operator

6.In the event Scrubgrass should stop or substantially reduce production at the Russellton Pile or materially fail to properly process an order for another of Operator’s customers as provided in this letter amendment, Operator shall have the right to replace Scrubgrass with another operator (including itself) within five (5) days of a written notice to Scrubgrass.

7.Scrubgrass shall have the right, in its sole discretion, to terminate this letter amendment upon at least ninety (90) days written notice to Operator.

8.To the extent the terms of this letter amendment are contrary or contradictory to the terms of the Agreement, this letter amendment shall control.  Otherwise, all other terms of the Agreement shall remain in effect.

Regards

/s/ William B. Spence

William B. Spence

CEO

Coal Valley Sales LC

Accepted and agreed as of the date of this letter amendment:

Scrubgrass Generating Company, L.P.

By:	/s/ Warren MacGillivray
Warren MacGillivray, President

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